UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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STANDARD MANAGEMENT CORPORATION

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DATE:	May 16, 2005

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry
Investor Relations
Phone: 317-574-2865

Standard Management Reports First Quarter 2005 Results

(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ: SMAN) incurs an impairment charge of $35 million or $4.42 per diluted share due to the expected sale of Standard Life Insurance Company of Indiana reported as discontinued operations in 2005. Total loss for this quarter was $38.5 million or $4.86 per diluted share.

Pending Sale of Standard Life Insurance Company of Indiana

Ronald D. Hunter, Chairman and CEO of Standard Management, stated, “The proposed sale of Standard Life Insurance Company of Indiana is progressing well. Our special shareholder meeting is scheduled for May 18, 2005 and the Form A hearing with the Indiana Department of Insurance is scheduled for May 20, 2005, setting the stage for our close in the second quarter of 2005. The Company expects to receive approximately $83 million in total consideration from the sale and intends to use the proceeds to retire all bank debt and inter-company notes. After such retirement and the payment of fees and expenses, Standard Management expects to have cash of approximately $28 million for the implementation of our planned expansion initiatives of our Health Services business through strategic acquisitions and alliances currently being negotiated. We are excited about the opportunities for growth in the Health Services sector and we expect this will translate into greater long-term shareholder value.”

Loss from Operations

For the quarter ended March 31, 2005, net loss was $38.5 million or $4.86 per diluted share, compared to a net loss of $1.8 million or $.22 per diluted share for the first quarter of 2004.

Continuing Operations: The first quarter 2005 net loss was $5.2 million or $.66 per diluted share, compared to a net loss of $4.9 million or $.60 per diluted share for the first quarter of 2004. Comparatively, the current quarter was impacted by increased legal, professional and other expenses related to the sale of Standard Life Insurance Company of Indiana of $.08 per diluted share as well as continued selling and marketing efforts in our Health Services area of $.05 per diluted share. Health Services had a loss of $.12 per diluted share in the first quarter of 2004 related to the sale of Medical Care and Outcomes.

Discontinued Operations (formerly Financial Services): As a result of the Company’s entering into a Stock and Asset Purchase Agreement on February 9, 2005 providing for the sale of all of the capital stock of Standard Life Insurance Company of Indiana (formerly the Financial Services Segment), the Company is required to report the results of operations as discontinued operations, even though the proposed transaction is not expected to close until the second quarter of 2005.

Net loss for the quarter was $33.3 million, or $4.20 per diluted share, compared to net income of $3.1 million or $.38 per diluted share for the first quarter of 2004. Largely impacting the current quarter was a $35 million impairment charge for the expected sale of our Financial Services operations in the second quarter of 2005 or $4.42 per diluted share.

Shareholders’ Equity/Book Value

Shareholders’ equity as reported in the consolidated balance sheet was $10.4 million at March 31, 2005 which translates to a diluted book value per share of $1.32. Excluding the negative impact of accumulated other comprehensive income (more commonly known as market value adjustment on the portfolio) of $6.7 million, the adjusted equity would be $17.1 million or a diluted book value per share of $2.17. Management believes adjusted equity reflects a more accurate picture post sale, because the fixed income portfolio, which carries the majority of the market value adjustment, will be sold with Standard Life Insurance Company of Indiana.

     This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “could,” “plans” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding the anticipated receipt of regulatory approvals and the expected closing date of the proposed transaction, anticipated proceeds from the proposed transaction, the performance of our health services segment following consummation of the transaction, potential future acquisitions and their impact on the segment’s performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to those described in the proxy statement under the heading “Risk Factors,” as well as the following: our ability to satisfy the contractual conditions necessary to consummate the sale of Standard Life; the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain additional capital when needed and on favorable terms; our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.

     We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

     Shareholders of Standard Management are urged to read our definitive proxy statements filed with the SEC on April 8, 2005, which contain important information regarding the proposed transaction, the special shareholders meeting scheduled for May 18, 2005 and our solicitation of consents from holders of our trust preferred securities. Shareholders of Standard Management and other interested parties may obtain, free of charge, copies of the proxy statements and any other documents filed by Standard Management with the SEC, at the SEC’s website at www.sec.gov. The proxy statements and these other documents may also be obtained free of charge by contacting Innisfree M&A, the firm assisting Standard Management in the solicitation of proxies and consents, toll-free at (888) 750-5834.

     Standard Management is a financial holding company headquartered in Indianapolis, IN. Standard Life Insurance Company of Indiana is a wholly-owned subsidiary of Standard Management also headquartered in Indianapolis. Information about both companies can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.sman.com.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, dollars in thousands, except share amounts)

ASSETS	March 31	December 31
	2005	2004

Current assets:
Cash and cash equivalents	$439	$1,121
Accounts receivable, net	1,477	1,109
Inventories	969	748
Prepaid and other current assets	836	1,009
Assets of discontinued operations	1,841,309	1,921,550

Total current assets	1,845,030	1,925,537

Property and equipment, net	10,916	11,299
Assets held for sale	738	738
Deferred financing fees, net	2,451	1,767
Officer and other notes receivable, less current portion	895	912
Investment in unconsolidated subsidiary	160	160
Intangible assets, net	1,209	1,312
Goodwill	3,725	3,725
Other noncurrent assets	2,295	2,295

Total assets	$1,867,419	$1,947,745

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,867	$2,794
Accrued expenses	394	143
Current portion of long-term debt	3,100	3,297
Liabilities of discontinued operations	1,795,755	1,829,877

Total current liabilities	1,802,116	1,836,111

Long-term debt, less current portion	53,722	50,443
Other long-term liabilities	1,148	1,159

Total liabilities	1,856,986	1,887,713

Shareholders’ equity:
Common stock and additional paid in capital, no par value, 20,000,000 shares authorized, 9,446,191 shares outstanding in 2005 and 2004	64,873	64,369
Retained deficit	(39,989)	(1,529)
Treasury stock, at cost, 1,525,078 shares	(7,703)	(7,703)
Accumulated other comprehensive income from continuing operations	68	68
Accumulated other comprehensive income (loss) from discontinued operations	(6,816)	4,827

Total shareholders’ equity	10,433	60,032

Total liabilities and shareholders’ equity	$1,867,419	$1,947,745

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2005	2004
Net revenues	$2,253	$1,699
Cost of sales	1,781	1,201

Gross profit	472	498

Selling, general and administrative expenses	4,023	2,867
Depreciation and amortization	528	528
Loss related to sale of business	—	964

Operating loss	(4,079)	(3,861)

Interest expense	1,124	1,017

Loss before income taxes	(5,203)	(4,878)

Income tax provision (benefit)	—	—

Net loss from continuing operations	(5,203)	(4,878)

Income (loss) from discontinued operations, net of income taxes of ($21) and $345, respectively	(33,257)	3,111

Net loss	$(38,460)	$(1,767)

Loss per share — basic and diluted
Loss from continuing operations	$(0.66)	$(0.60)
Income (loss) from discontinued operations	(4.20)	0.38

Net loss available to common shareholders	$(4.86)	$(0.22)

Weighted average shares outstanding	7,921,113	8,114,443